EXHIBIT 3(a)

Peoples Energy Corporation

Resolution Amending By-Laws

RESOLVED, That, effective February 28, 2003, Section 3.1 of Article III of the By-Laws of the Company be, and hereby is, amended by increasing the number of members constituting the Board of Directors from nine to ten.

Dated as of:   December 4, 2002